EXHIBIT 99.1

IGAMES ENTERTAINMENT, INC. ANNOUNCES COMPLETION OF MONEY CENTERS MERGER AND TRADING SYMBOL CHANGE.

KING OF PRUSSIA, PA, October 19, 2004/PRNewswire/ -- iGames Entertainment, Inc. (OTC Bulletin Board: IGME - News) and Money Centers of America (OTC Bulletin
Board: MCAM - News) today announced the completion of the previously announced recapitalization merger of iGames with Money Centers of America, Inc., previously its wholly-owned subsidiary. Money Centers' common stock will trade under the symbol "MCAM."

On October 15, 2004, iGames merged with and into Money Centers pursuant to an August 10, 2004 Agreement and Plan of Merger. The principal effects of the merger were to eliminate the redemption right of iGames' Series A Preferred Stock, convert each share of iGames Series A Preferred Stock into 11.5 shares of Money Centers common stock and convert each share of iGames common stock into one share of Money Centers common stock. Options and warrants to purchase iGames' common stock, other than warrants issued in iGames' acquisition of Money Centers will be deemed options and warrants to purchase the same number of shares of Money Centers common stock. Warrants issued in the acquisition of Money Centers will be exchanged for 1.15 shares of Money Centers' common stock for each share of common stock purchasable thereunder.

In addition, the fiscal year of the combined companies will shift from March 31 to December 31.

Completion of the recapitalization is the first step in Money Centers' plan to restructure its balance sheet. As previously announced, Money Centers has retained Prospect Financial Advisors to assist in this process, which is expected to include refinancing of some or all of Money Centers' outstanding debt as well as evaluating other opportunities.

Money Centers has succeeded to iGames' registration under the Securities Exchange Act of 1934, and will file periodic reports under that Act. Such reports and other information may be viewed at the Commission's public information room located at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a website at http://www.sec.gov, which provides online access to reports, proxy and information statements and other information regarding registrants that file with the Commission.

"The completion of our reorganization will now allow management to focus completely on the business of Money Centers of America--being an industry leader in providing cash access services and transaction management systems to the gaming industry," said Christopher Wolfington Chairman and CEO of Money Centers. Mr. Wolfington also stated: "The dynamics of our industry are changing rapidly, presenting an opportunity that we are well positioned to capitalize on and grow shareholder value. With the reorganization behind us, we look forward now to reworking our financing to strengthen our balance sheet and reduce interest expense, affording us a strong base to pursue the growth opportunities in front of us."

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About Money Centers

Money Centers of America, Inc. provides cash access and transaction management systems for the gaming industry, focusing on specialty transactions in the cash access segment of the funds transfer industry. For a complete corporate profile on Money Centers, please visit Money Centers' corporate website at http://www.moneycenters.com.

Safe Harbor Notice: Certain matters discussed in this news release are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties including, but not limited to, statements concerning Money Centers' ability to maintain its contractual relationships with casinos and other risks detailed from time to time in Money Centers' filings with the Securities and Exchange Commission. Actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of Money Centers of America, Inc.


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